Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
July 25, 2018	904-398-9400

LANDSTAR SYSTEM REPORTS RECORD QUARTERLY

REVENUE OF $1.183 BILLION AND RECORD SECOND QUARTER DILUTED

EARNINGS PER SHARE OF $1.51

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported record quarterly revenue of $1.183 billion in the 2018 second quarter, a 36 percent increase over the $870 million revenue reported in the 2017 second quarter. Net income of $62.5 million and diluted earnings per share of $1.51 were each second quarter records and increased 67 percent and 70 percent, respectively, over net income and diluted earnings per share in the 2017 second quarter. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) in the 2018 second quarter was $171.4 million, 29 percent above the 2017 second quarter, while 2018 second quarter operating income was $83.4 million, 37 percent above the 2017 second quarter. Gross profit and operating income in the 2018 second quarter were both all-time quarterly records.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2018 second quarter was $1.105 billion, or 93 percent of revenue, compared to $815.6 million, or 94 percent of revenue, in the 2017 second quarter. Truckload transportation revenue hauled via van equipment in the 2018 second quarter was $713.3 million compared to $509.1 million in the 2017 second quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2018 second quarter was $364.7 million compared to $283.5 million in the 2017 second quarter. Revenue hauled by rail, air and ocean cargo carriers was $60.3 million, or 5 percent of revenue, in the 2018 second quarter compared to $43.1 million, or 5 percent of revenue, in the 2017 second quarter.

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Landstar purchased approximately 986,000 shares of its common stock during the 2018 second quarter at an aggregate cost of approximately $104.0 million. Currently, the Company is authorized to purchase up to an additional 2,000,000 shares of the Company’s common stock under Landstar’s previously announced share purchase programs. As of June 30, 2018, the Company had $189 million in cash and short term investments and $216 million available for borrowings under the Company’s senior credit facility.

In addition, Landstar announced today that its Board of Directors has declared a quarterly dividend of $0.165 per share payable on August 31, 2018, to stockholders of record as of the close of business on August 13, 2018. This quarterly dividend includes a 10 percent increase to the amount of the Company’s regular quarterly dividend declared following each of the prior two quarters. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“I am extremely pleased with the financial performance of the Landstar model during the 2018 second quarter,” said Landstar’s President and Chief Executive Officer Jim Gattoni. “The 2018 second quarter established all-time Landstar quarterly records for revenue, gross profit and operating income while diluted earnings per share was a second quarter record. The Company also set new all-time Landstar records for trucks provided by BCOs with 10,155 as of the end of the quarter and net truck additions in a single quarter with the net addition of 287 trucks in the second quarter.”

Gattoni continued, “Demand for our services was strong throughout the 2018 first half. The number of loads hauled via truck in the 2018 second quarter was an all-time quarterly record and increased 11 percent over the 2017 second quarter, driven by a 13 percent increase in the number of loads hauled via van equipment, an 8 percent increase in the number of loads hauled via unsided/platform equipment and an 8 percent increase in less-than-truckload volume. The number of loads hauled via railroads, ocean cargo carriers and air cargo carriers was 23 percent higher in the 2018 second quarter compared to the 2017 second quarter, primarily due to a 32 percent increase in rail intermodal volume.”

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Gattoni further commented, “As expected, the pricing environment for our truckload services continued to be very strong in the 2018 second quarter, as industry-wide truck capacity continued to be very tight. Revenue per load on loads hauled via van equipment increased 25 percent over the 2017 second quarter and revenue per load on loads hauled via unsided/platform equipment increased 19 percent over the 2017 second quarter. As a result, revenue per load on loads hauled via truck was 22 percent higher than the 2017 second quarter.”

Gattoni continued, “Through the first few weeks of July our truck load volumes continue to reflect strong demand. I expect that demand to continue through the 2018 third quarter and, therefore, expect the number of loads hauled via truck in the 2018 third quarter to approximate the number of loads hauled in the 2018 second quarter. My expectation is that pricing conditions for truck services in the 2018 third quarter will continue to be very strong with little change in the level of demand or available truck capacity. Assuming those conditions remain, I expect 2018 third quarter truck revenue per load to be higher than the 2017 third quarter in a 19 to 22 percent range. I anticipate record revenue for the 2018 third quarter in a range of $1.175 billion to $1.225 billion. Assuming that range of estimated revenue and insurance and claims expense at 3.5 percent of projected BCO revenue, representing average insurance and claims costs as a percent of BCO revenue over the past five years, I would anticipate record diluted earnings per share in the 2018 third quarter in a range of $1.58 to $1.64 per share compared to $1.01 per diluted share in the 2017 third quarter.”

Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Second Quarter 2018 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative

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thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2017 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

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Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Revenue	$2,230,712	$1,651,342	$1,182,786	$870,434
Investment income	1,752	1,022	891	608

Costs and expenses:
Purchased transportation	1,727,237	1,263,111	916,940	667,588
Commissions to agents	176,524	134,080	94,399	70,282
Other operating costs, net of gains on asset sales/dispositions	15,210	14,400	7,606	7,503
Insurance and claims	38,899	28,406	21,539	13,893
Selling, general and administrative	94,249	79,184	48,998	40,861
Depreciation and amortization	21,766	19,831	10,769	9,897

Total costs and expenses	2,073,885	1,539,012	1,100,251	810,024

Operating income	158,579	113,352	83,426	61,018
Interest and debt expense	1,639	1,902	839	819

Income before income taxes	156,940	111,450	82,587	60,199
Income taxes	36,975	41,557	20,095	22,689

Net income	119,965	69,893	62,492	37,510
Less: Net loss attributable to noncontrolling interest	(75)	—	(31)	—

Net income attributable to Landstar System, Inc. and subsidiary	$120,040	$69,893	$62,523	$37,510

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$2.88	$1.67	$1.51	$0.89

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$2.87	$1.66	$1.51	$0.89

Average number of shares outstanding:
Earnings per common share	41,744,000	41,907,000	41,450,000	41,935,000

Diluted earnings per share	41,795,000	42,004,000	41,491,000	42,010,000

Dividends per common share	$0.30	$0.18	$0.15	$0.09

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	June 30, 2018	December 30, 2017
ASSETS
Current assets:
Cash and cash equivalents	$148,641	$242,416
Short-term investments	40,323	48,928
Trade accounts receivable, less allowance of $6,549 and $6,131	688,961	631,164
Other receivables, including advances to independent contractors, less allowance of $6,495 and $6,012	20,737	24,301
Other current assets	29,553	14,394

Total current assets	928,215	961,203

Operating property, less accumulated depreciation and amortization of $232,760 and $218,700	256,096	276,011
Goodwill	38,704	39,065
Other assets	85,880	76,181

Total assets	$1,308,895	$1,352,460

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$45,365	$42,242
Accounts payable	311,768	285,132
Current maturities of long-term debt	38,869	42,051
Insurance claims	42,546	38,919
Dividends payable	—	62,985
Accrued compensation	19,041	30,103
Other current liabilities	51,285	47,211

Total current liabilities	508,874	548,643

Long-term debt, excluding current maturities	65,093	83,062
Insurance claims	30,205	30,141
Deferred income taxes and other non-current liabilities	43,790	36,737

Equity

Landstar System, Inc. and subsidiary shareholders’ equity Common stock, $0.01 par value, authorized 160,000,000 shares, issued 67,847,692 and 67,740,380 shares	678	677
Additional paid-in capital	216,328	209,599
Retained earnings	1,719,475	1,611,158
Cost of 26,754,810 and 25,749,493 shares of common stock in treasury	(1,273,489)	(1,167,600)
Accumulated other comprehensive loss	(5,284)	(3,162)

Total Landstar System, Inc. and subsidiary shareholders’ equity	657,708	650,672

Noncontrolling interest	3,225	3,205

Total equity	660,933	653,877

Total liabilities and equity	$1,308,895	$1,352,460

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Twenty Six Weeks Ended		Thirteen Weeks Ended
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017
Revenue generated through (in thousands):
Truck transportation
Truckload:
Van equipment	$1,369,476	$978,918	$713,341	$509,135
Unsided/platform equipment	664,045	520,658	364,676	283,481
Less-than-truckload	50,948	42,799	27,364	22,942

Total truck transportation	2,084,469	1,542,375	1,105,381	815,558
Rail intermodal	61,587	44,357	32,295	21,515
Ocean and air cargo carriers	51,506	41,185	28,029	21,595
Other (1)	33,150	23,425	17,081	11,766

	$2,230,712	$1,651,342	$1,182,786	$870,434

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$998,953	$776,085	$527,803	$411,177

Number of loads:
Truck transportation
Truckload:
Van equipment	691,866	613,565	354,947	315,499
Unsided/platform equipment	255,334	236,427	135,543	125,242
Less-than-truckload	70,670	64,508	37,250	34,589

Total truck transportation	1,017,870	914,500	527,740	475,330
Rail intermodal	26,840	20,960	13,560	10,310
Ocean and air cargo carriers	13,030	11,940	6,700	6,210

	1,057,740	947,400	548,000	491,850

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	480,890	453,860	247,710	235,630

Revenue per load:
Truck transportation
Truckload:
Van equipment	$1,979	$1,595	$2,010	$1,614
Unsided/platform equipment	2,601	2,202	2,690	2,263
Less-than-truckload	721	663	735	663
Total truck transportation	2,048	1,687	2,095	1,716
Rail intermodal	2,295	2,116	2,382	2,087
Ocean and air cargo carriers	3,953	3,449	4,183	3,477

Revenue per load on loads hauled via BCO Independent Contractors (2)	$2,077	$1,710	$2,131	$1,745

Revenue by capacity type (as a % of total revenue);
Truck capacity providers:
BCO Independent Contractors (2)	45%	47%	45%	47%
Truck Brokerage Carriers	49%	46%	49%	46%
Rail intermodal	3%	3%	3%	2%
Ocean and air cargo carriers	2%	2%	2%	2%
Other	1%	1%	1%	1%

			June 30,	July 1,
			2018	2017
Truck Capacity Providers
BCO Independent Contractors (2)			9,501	8,818

Truck Brokerage Carriers:
Approved and active (3)			37,045	31,636
Other approved			15,406	15,381

			52,451	47,017

Total available truck capacity providers			61,952	55,835

Trucks provided by BCO Independent Contractors (2)			10,155	9,404

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment and, during the 2018 fiscal year and quarter, intra-Mexico transportation services revenue generated by Landstar Metro.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.